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Exhibit 10.33

THIRD AMENDMENT TO LEASE

    This THIRD AMENDMENT TO LEASE (this "Amendment") is dated as of this 27th day of March, 2001 by and between GRAND/ROEBLING INVESTMENT COMPANY, a California limited partnership ("Landlord") and TULARIK INC., a Delaware corporation ("Tenant").

RECITALS

    A.  Landlord and Shaman Pharmaceuticals, Inc. ("Shaman") entered into that certain Industrial Lease Agreement dated January 1, 1993, as first amended by that certain letter agreement dated July 20, 1993 and as amended a second time by that certain First (sic) Amendment to Lease Agreement dated April 29, 1994 (collectively, the "Lease") for premises located in the City of South San Francisco, County of San Mateo, State of California, commonly known as 333 Roebling Road, 213 East Grand Avenue, 217 East Grand Avenue, and 317 Roebling Road ("Premises"); and

    B.  Pursuant to an Assignment of Lease executed on or about March 20, 2001, Shaman assigned the Lease to Tenant in accordance with that certain Stipulation Regarding Assumption and Assignment of Debtor's Lease filed on March 20, 2001 with, and approved by order of, the United States Bankruptcy Court, Northern District of California, San Francisco Division (the "Stipulation"); and

    C.  Landlord and Tenant now desire to amend the Lease according to the terms and conditions set forth herein and in the Stipulation. Capitalized terms used in this Amendment and not otherwise defined shall have the meanings assigned to them in the Lease.

AGREEMENT

    NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

    1.  Term. Tenant hereby exercises Option #1 to extend the Term of the Lease pursuant to Section 2.02 of the Lease and Landlord accepts such exercise, notwithstanding anything to the contrary contained in the Lease. Accordingly, the Term Expiration Date is hereby extended from February 28, 2003 to February 28, 2008. The period of time from the original Term Expiration Date of February 28, 2003, through the new Term Expiration Date of February 28, 2008 is referred to herein as the "First Extension Period," provided that the First Extension Period shall be deemed part of the Term for all purposes under the Lease.  If Tenant timely exercises Option #2, the period of time between March 1, 2008 and February 28, 2013 shall be referred to as the "Second Extension Period."

    2.  Rent for Extension Period. Notwithstanding anything to the contrary contained in the Lease, the Base Rent for the First Extension Period shall be $250,000 per month for March 1, 2003 through February 28, 2004. On March 1, 2004 and on each anniversary thereafter during the First Extension Period, the Base Rent shall be increased at a rate of three percent (3%) per annum compounded annually.

    3.  Annual Option Period Base Rent. Section 3.03 shall not apply to Option #2. Notwithstanding anything to the contrary contained in the Lease, the Annual Base Rent for the each year of the Second Extension Period (including the first year thereof) shall be calculated pursuant to Section 3.02 of the Lease, provided that each annual increase shall not exceed five percent (5%).

    4.  Security Deposit. Pursuant to the Stipulation, Shaman forfeited the Security Deposit previously deposited by Shaman under the Lease and Tenant has deposited the amount of $128,080 as a replacement Security Deposit under the Lease. Such amount shall be held by Landlord in accordance with Article 5 of the Lease.

    5.  Deferred Maintenance. Pursuant to the terms of the Lease, on or before February 28, 2003, Tenant shall correct (using plans, specifications and contractors reasonably approved by Landlord) the deferred maintenance items at the Premises identified on Schedule 1 attached hereto (the "Deferred Maintenance"). In the event that the costs incurred by Tenant for the Deferred Maintenance exceed $100,000, Tenant shall have the right to apply the Deferred Amount (as defined in the Stipulation) towards the payment of such costs. Tenant shall have no responsibility for performing any pre-existing Deferred Maintenance to the extent it costs more than $100,000 plus the Deferred Amount. Any repairs or replacements to the Deferred Maintenance items listed on Schedule 1 which first become necessary after the date of this Amendment shall be the responsibility of Tenant pursuant to the terms of the Lease.

    6.  217 Grand Avenue. Prior to February 28, 2008, Tenant shall repair the interior of the building located at 217 Grand Avenue (the "217 Grand Space") to a usable and habitable condition pursuant to plans and specifications approved by Landlord, which approval shall not be unreasonably withheld, delayed or conditioned. Tenant may repair the 217 Grand Space to laboratory space, office or administrative space or a mixture of those types of spaces and warehouse space. Tenant's repairs to the 217 Grand Space shall otherwise be carried out in accordance with the terms of the Lease.

    7.  Assignment and Subletting. Section 10.02(d) shall be deleted from the Lease effective February 28, 2003.

    8.  Alterations. Notwithstanding anything to the contrary contained in Section 8.01 of the Lease, Tenant shall have the right to make Alterations which change the use of any Building to be laboratory space, office or administrative space or a mixture of those types of spaces or to any use allowed by Section 6.01 of the Lease.

      8.1 The amount "Ten Thousand Dollars ($10,000)" in the first sentence of Section 8.01 is hereby deleted and replaced with "One Hundred Thousand Dollars ($100,000)."

      8.2 Section 8.02 of the Lease is hereby amended by adding the following new provisions to the end thereof:

      Notwithstanding anything to the contrary herein:

        (a) Tenant shall not be required to remove any alterations or additions made, constructed or installed after the date of this Amendment for which Tenant has obtained Landlord's consent unless Landlord has indicated, at the time of granting such consent, that such removal will be required; and

        (b) The following provision shall apply only to the building located at 333 Roebling Road and to the building located at 217 East Grand Avenue and then only if Tenant has timely exercised Option #2 and the Lease has not been terminated prior to the expiration of the Second Extension Period as a result of Tenant's default thereunder: Tenant shall be entitled to remove, at any time, its furniture, trade fixtures, and other personal property in said buildings (including the following items and items of a similar nature: portable cold rooms (even though connected to the building plumbing system), modular cage washing machine(s), casework, casework accessories, fume hoods, autoclaves, warehouse racks, parts racks, proprietary research equipment, movable unattached lunch room and office furnishings and equipment, telecommunications and data equipment (other than cabling), machine shop tools and portable equipment, portable glass wash equipment and machines and equipment used to produce Tenant's products), provided Tenant repairs any damage caused by such removal.

        (c) The following provision shall apply only to the building located at 213 East Grand Avenue and to the building located at 317 Roebling Road: Tenant shall be entitled to remove at any time its furniture, trade fixtures and other personal property from said buildings. For purposes of this subparagraph (c), trade fixtures shall include additional equipment or components installed in the buildings by Tenant after the date of this Amendment but shall not include any equipment or components installed by Tenant which replace equipment or components existing in the buildings on the date of this Amendment (it being the intent of the parties with regard to such buildings that at the expiration of the Term, Tenant surrender the same level of equipment or components as existed on the date of this Amendment). Tenant shall repair any damage caused by the removal of such additional equipment or components.

        (d) Landlord waives any and all rights, title and interest Landlord now has, or hereafter may have, whether statutory or otherwise, to Tenant's inventory, equipment, furnishings, trade fixtures, books and records, and personal property, located at the Premises (including the items listed in the immediately preceding subparagraphs (b) and (c) which are removable by Tenant) (singly and/or collectively, the "Collateral"). Landlord acknowledges that Landlord has no lien, right, claim, interest or title in or to the Collateral. Landlord further agrees that Tenant have the right, at its discretion, to mortgage, pledge, hypothecate or grant a security interest in the Collateral as security for its obligations under any equipment lease or other financing arrangement related to the conduct of Tenant's business at the Premises. The Collateral shall not become the property of Landlord or a part of the realty no matter how affixed to the Premises and may be removed by Tenant or any equipment lessors at any time and from time to time during the entire term of this Lease in accordance with the immediately preceding subparagraphs (b) and (c). Tenant shall promptly repair any damage caused by the removal of such property, whether effected by Tenant or equipment lessors. Upon request, Landlord agrees to execute a standard Landlord's Waiver allowing a lender or equipment lessor access to the Premises for removal of the Collateral.

    9.  Signage. Tenant shall be entitled to install illuminated building signage on the exterior of each of the Buildings at Tenant's sole cost and expense, subject to the provisions of Section 9.02 of the Lease.

    10. Subordination. The following is hereby added to the end of the first sentence of Section 28.01: "; provided, however, that subordination of this Lease to any mortgage or deed of trust placed on the Premises after the Term Commencement Date is conditioned upon Holder (as defined below) recognizing Tenant's rights under this Lease and agreeing not to disturb Tenant's possession of the Premises so long as Tenant is not in default hereunder."

    11. Ratification. The Lease, as amended by this Amendment, is hereby ratified by Landlord and Tenant and Landlord and Tenant hereby agree that the Lease, as so amended, shall continue in full force and effect.

    12. Miscellaneous.

        (a) Voluntary Agreement. The parties have read this Amendment and on the advice of counsel they have freely and voluntarily entered into this Amendment.

        (b) Counterparts. This Amendment may be signed in two or more counterparts. When at least one such counterpart has been signed by each party, this Amendment shall be deemed to have been fully executed, each counterpart shall be deemed to be an original, and all counterparts shall be deemed to be one and the same agreement.

    IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first written above.

LANDLORD:
GRAND / ROEBLING INVESTMENT COMPANY, a California limited partnership
By:	/s/ J. STANLEY MATTISON J. Stanley Mattison
TENANT:
TULARIK INC., a Delaware corporation
By:	/s/ WILLIAM J. RIEFLIN
Name:	William J. Rieflin
Its:	Executive Vice President

SCHEDULE 1

Deferred Maintenance

    1.  Approximately 100,000 square feet of paved driveways and parking areas exist at the Property, which Shaman has never maintained. There is extensive asphalt cracking, alligatoring and numerous potholes.

    2.  Curbed landscaped areas need replanting, irrigation system needs maintenance, broken curbs need replacement and repair.

    3.  Heating, ventilating and air-conditioning equipment at 213 East Grand, 317 Roebling Road and 333 Roebling Road buildings require maintenance and repair.

As soon as reasonably acceptable, Landlord shall provide Tenant with sufficient detail regarding the above-listed items for Tenant to complete the necessary repairs and replacements.

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  Exhibit 10.33